ISSUER FREE WRITING PROSPECTUS
Dated March 21, 2012
Filed Pursuant to Rule 433
Registration No. 333-179533

AMERICAN REALTY CAPITAL TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on February 15, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated February 15, 2012, and supplements thereto are available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1410997/000114420412009282/v302712_s11.htm

Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (215) 887-2189.

American Realty Capital Trust, Inc. FACT SHEET | January 31, 2012

American Realty Capital Trust, Inc.

FACT SHEET | January 31, 2012

American Realty Capital Trust
ARCT / NASDAQ








STOCK ATTRIBUTES

Ticker Symbol	ARCT *(NASDAQ)*
Equity Market Capitalization *(as of March 1, 2012)*	$1.9 Billion
Monthly Dividend	$0.0583 per share
Annualized Dividend	$0.70 per share

PORTFOLIO ATTRIBUTES

- Number of Properties: **485 Properties**
- Number of States: **43 + Puerto Rico**
- Number of Tenants: **61**
- Total Square Footage: **15.6 Million**
- Avg. Remaining Lease Term: **13.5 Years**
- Avg. Age of Properties: **5.3 Years**
- Occupancy: **100%**
- % of Investment Grade Tenants: **71.1%**[1]
- % of Rated Tenants: **92.0%**[1]

PORTFOLIO CREDIT QUALITY

92% of our tenants are rated by major credit rating agencies, with 71% rated investment grade.


Non Rated 8%
Rated Non Investment Grade 21%
Investment Grade Tenants 71%

American Realty Capital Trust ("ARCT") is a leading real estate investment trust ("REIT") that acquires, owns and operates single tenant freestanding commercial properties. Our diversified real estate portfolio is comprised of long-term, net leases with primarily investment grade rated tenants.[2]

ARCT's primary goal is to provide durable, reliable income for our investors through the delivery of dependable monthly dividends.[3] Rents from a geographically diverse real estate portfolio of largely investment grade corporate tenants representing 20 different industries should allow us to pay, sustain and grow our dividends, thereby enhancing total shareholder return.

DISTINGUISHING PORTFOLIO QUALITIES

- **Monthly Dividends:** ARCT pays dividends monthly.[3]
- **Long-Term Leases:** ARCT's weighted average portfolio lease term is 13.5 years; there are no material lease expirations until 2018.
- **High Percentage of Investment Grade and Rated Tenants:** ARCT's property portfolio is over 71% investment grade tenants and 92% rated credit tenants.[1]
- **Recently Constructed Portfolio:** ARCT's average age of the properties in its portfolio is under 6 years.
- **No Vacancy:** ARCT's property portfolio is 100% leased.
- **Highly Diversified:** ARCT's property portfolio is made up of 485 properties located in 43 states and Puerto Rico, leased to 61 different tenants in 20 separate industries.

COMMERCIAL REAL ESTATE HAS HELD ITS VALUE

Growth of a $10,000 Investment


$50,000
$40,000
$30,000
$20,000
$10,000
$-
Dec-96
Dec-97
Dec-98
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11

Source: *Data derived from Bloomberg Financial Services*

- Traded REITs *(FTSE NAREIT Index)*
- Non-Traded REITs *(NCREIF TBI Index)*
- 3-month T-Bills
- Investment Grade Bonds *(Barclays Capital Baa)*
- Commodities *(DJ-UBSCI)*
- Small Cap Stocks *(Russell 2000 Index)*
- Large Cap Stocks *(S&P 500 Index)*
- International Stocks *(S&P Global 1200 Index)*
- Inflation *(CPI)*

(1) As a percentage of average annual rent. (2) "Investment grade" is a determination made by major credit rating agencies. (3) Dividends are not guaranteed. We may not be able to pay or maintain dividends and they are subject to change at any time.

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American Realty Capital Trust, Inc. FACT SHEET | January 31, 2012

TENANT DIVERSITY

TOP 10 TENANTS *(BY REVENUE)*

Our top 10 tenants, which comprise approximately 54% of our average annual rents, are all rated by major rating agencies. 85% are rated investment grade.

Tenant	% of Avg. Annual Rent
FedEx	16.7%
Walgreens	10.0%
CVS	6.6%
Government Services Administration *(GSA)*	4.6%
Dollar General	3.5%
Bridgestone Firestone	3.1%
Express Scripts	2.7%
Payless Shoe Source	2.4%
PetSmart	2.1%
PNC Bank	2.1%

INDUSTRY DIVERSITY / 20 DISTINCT INDUSTRIES

Our tenants operate in 20 distinct industry sectors.


Telecommunications 0.6%
Technology 1.5%
Supermarket 2.5%
Specialty Retail 9.5%
Retail Banking 6.5%
Restaurant 4.3%
Pharmacy 17.5%
Manufacturing 5.6%
Home Maintenance 2.7%
Auto Retail 1.6%
Aerospace 0.6%
Auto Services 4.1%
Consumer Goods 1.1%
Consumer Products 3.4%
Discount Retail 5.7%
Financial Services 1.1%
Freight 16.7%
Gas/Convenience 2.5%
Government Services 4.6%
Healthcare 7.9%

GEOGRAPHIC DIVERSITY *(BY REVENUE)*

Our property portfolio includes 15.6 million square feet across 43 states and Puerto Rico.


0.4%
0.2%
0.2%
0.4%
5.3%
1.6%
0.6%
3.1%
0.2%
0.1%
0.2%
1.5%
2.3%
0.9%
1.6%
5.4%
0.8%
1.5%
9.3%
1.6%
1.2%
6.7%
2.8%
0.8%
7.1%
3.0%
1.4%
0.6%
1.4%
4.5%
2.6%
2.3%
1.9%
1.1%
1.0%
5.1%
12.1%
0.3%
0.6%
1.6%
0.2%
1.6%
2.4%
0.5%


Firestone
Firestone


SUPER STOP & SHOP
Fish Market

Contact Us |

▶ **Brian D. Jones**, *Chief Financial Officer*
bjones@arctreit.com

▶ **Investor Relations: Heather Gentry**
212-415-6532 | hgentry@arctreit.com

▶ American Realty Capital Trust
405 Park Avenue, New York, NY 10022
www.arctreit.com

Page 2 212.415.6500 | www.arctreit.com